Exhibit 99

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FOR IMMEDIATE RELEASE
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Date:    May 27,  2003                                          DREW
---------------------------------------------         INDUSTRIES INCORPORATED
Contact: Leigh J. Abrams, President and CEO
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Phone:   (914) 428-9098   Fax: (914) 428-4581
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E Mail:  Drew@drewindustries.com
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                       DAVID A. REED ELECTED A DIRECTOR OF
                          DREW INDUSTRIES INCORPORATED

WHITE PLAINS, NY - MAY 27, 2003 - Drew Industries Incorporated (AMEX: DW) today announced that its Board of Directors elected David A. Reed as a director of the Company. Mr. Reed will serve as Chairman of the Audit Committee and as a member of Drew's Corporate Governance and Nominating Committee. The addition of Reed expands the Drew board to eight members, five of whom, including Reed, are independent.

Leigh J. Abrams, President and CEO of Drew and a director, said: "We are extremely pleased to have David Reed join Drew's Board. In light of the additional demands placed on directors as a result of the Sarbanes-Oxley Act and other new corporate governance requirements, we felt it was prudent to add an eighth director to Drew's Board. David, who has a wealth of business experience and financial expertise, will play a key role as Chairman of the Audit Committee, and bring further depth to an already strong group of directors."

Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000, where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young's Management Committee and Global Executive Council from 1991-2000. Mr. Reed currently serves as the Managing Partner for privately held investment partnership Causeway Capital Partners, L.P.

Mr. Reed also serves as a director of Texas Industries, a publicly traded company that supplies construction materials, including structural steel, cement, aggregate and concrete, and he is on the board of Credant Technologies, a private company that provides enterprise mobile security software. In addition, Mr. Reed serves in an advisory or consulting capacity for ENSR International (environmental consulting and remediation) and a number of other organizations.

About Drew Industries

Drew, through its wholly-owned subsidiaries, Kinro, Inc. and Lippert Components, Inc., manufactures and supplies a broad array of components for RVs and manufactured homes. Drew's products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, and bath and shower units. From 40 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.